Exhibit 4.1

NON-QUALIFIED STOCK OPTION AGREEMENT

This Non-Qualified Stock Option Agreement (the “Agreement”) is made as of July 24, 2006 (the “Date of Grant”) between NaturalNano, Inc., a Nevada corporation (the “Company”), and Cathy A. Fleischer, an employee of the Company or one of its Subsidiaries (the “Option Holder”), to record the granting of a non-qualified stock option. This Agreement and the option granted hereby are not being made pursuant to the Company’s 2005 Stock Option Plan (the “Plan”); however, to the extent not inconsistent with the terms of this Agreement, the Plan’s terms are hereby incorporated in this Agreement by reference. Terms used herein that are defined in the Plan shall have the meanings ascribed to them in the Plan. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of this Agreement shall, for purposes of this Agreement, supersede and replace the conflicting terms in the Plan.

1.
Grant of Option. The Company hereby grants to the Option Holder, subject to and pursuant to the terms and conditions of this Agreement, the option to purchase from the Company an aggregate of 40,000 shares of common stock of the Company (the “Shares”) at an exercise price of $0.10 per Share. The parties intend this Option to be treated as a non-qualified stock option under the Code.

2.	Expiration Date. This Option shall expire on July 24, 2016 (the “Expiration Date”) unless this Option expires earlier as provided in Sections 5, 6 or 7 of this Agreement.

3.
Exercisability. No Shares may be purchased under this Option and this Option shall not be exercisable until the Option has vested pursuant to the vesting schedule. Under the vesting schedule, a portion of this Option representing the right to purchase one third of the Shares shall vest on the first anniversary of the Date of Grant, the right to purchase an additional one-third of the Shares shall vest on the second anniversary of the Date of Grant, and the right to purchase the remaining Shares shall vest on the third anniversary of the Date of Grant, provided that the Option Holder remains in continuous employment with the Company or its Subsidiaries until such anniversary dates. If the Option Holder’s employment is terminated, Section 5 shall govern the Option Holder’s rights under this Option. Notwithstanding the foregoing or any other provision of the Plan or this Agreement, this Option may not be exercised after the Expiration Date.

4.
Method of Exercising Options. The Option may be exercised from time to time by written or electronic notice (in the form prescribed by the Company) delivered to and received by the Company, which notice shall be signed or electronically confirmed by the Option Holder and shall state the election to exercise the Option and the number of whole Shares with respect to which the Option is being exercised. Such notice must be accompanied by a check payable to the Company or, subject to the Committee’s approval, such other consideration as the Committee may determine (including cashless exercise), in payment of the full Option Price for the number of Shares purchased. As soon as practicable after it receives such notice and payment, as applicable, and following receipt from the Option Holder of payment for any taxes which the Company is required by law to withhold by reason of such exercise, the Company will deliver to the Option Holder a certificate or certificates for the Shares so purchased. The Committee, in its sole discretion, may permit an Option Holder to exercise the Option pursuant to a “cashless exercise” procedure (subject to securities law restrictions), or by any other means the Committee determines is consistent with the Plan’s purpose and applicable law.

5.	Cancellation of Options.

(a)	Expiration of Term. On the Expiration Date, the unexercised Options shall be cancelled automatically.

(b)
Termination of Employment. Except as provided in Sections 6 and 7 below, any unvested portion of the Option shall automatically be cancelled in the event the Option Holder’s employment with the Company or any of its Subsidiaries is terminated for any reason. Any portion of the Option vested at the time of termination may be exercised by the Option Holder at any time on or prior to the earlier of the Expiration Date or the expiration of three (3) months after the date of termination. Any vested portion of the Option that is not exercised within such time period shall be automatically cancelled. A “termination” includes any event which would causes the Option Holder to lose his or her eligibility to participate in the Plan (e.g., an individual is employed by a company that ceases to be a Subsidiary of the Company).

6.
Death of Option Holder. Upon the death of the Option Holder while the Option Holder is an employee of the Company or a Subsidiary, any unvested portion of the Option shall fully vest. The Option may be exercised by the Option Holder’s estate, or by a person who acquires the right to exercise the Option by bequest or inheritance or by reason of the death of the Option Holder, provided that such exercise occurs both before the Expiration Date and within six (6) months after the date of the Option Holder’s death. Any portion of the Option not exercised within such time period will be cancelled.

7.
Disability. Upon termination of the Option Holder’s employment by reason of the Option Holder’s Disability, any unvested portion of the Option shall fully vest. The Option may be exercised by the Option Holder, provided that such exercise occurs both before the Expiration Date and within 6 months after the Option Holder’s termination due to a Disability. Any portion of the Option not exercised within such time period will be cancelled. “Disability” shall mean a condition whereby the Option Holder is unable to engage in any substantial gainful activity by reason of any medically determinable physical impairment which can be expected to result in death or which is or can be expected to last for a continuous period of not less than thirty-six (36) months, all as verified by a physician acceptable to, or selected by, the Company.

8.
Non-Assignability. The Option shall not be assignable or transferable by the Option Holder, except by will or by the laws of descent and distribution. During the life of the Option Holder, the Option shall be exercisable only by the Option Holder.

9.	Rights as a Shareholder. The Option Holder shall have no rights as a shareholder by reason of the Option unless and until certificates for shares of Common Stock are issued to her.

10.
Employment. This Agreement shall not create in the Option Holder a right to further or continued employment with the Company or any Subsidiary and shall not interfere with the ability of the Company to terminate the Option Holder’s employment relationship at any time with or without cause; the Option is not part of normal and expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payment, bonuses, long-service awards, pension or retirement benefits, or similar payments.

11.
Notice. Notices hereunder shall be in writing and if to the Company shall be addressed to the Secretary of the Company at NaturalNano, Inc., 150 Lucius Gordon Drive, Suite 115, West Henrietta, New York 14586 and if to the Option Holder shall be addressed to the Option Holder at her address as it appears on the Company’s records.

12.
Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and, to the extent provided in Section 6 hereof, to the heirs or legatees of the Option Holder.

13.
Applicable Laws and Consent to Jurisdiction. The validity, construction, interpretation and enforceability of this Agreement shall be determined and governed by the laws of the New York without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction in New York and agree that such litigation shall be conducted in the federal or state courts located in Rochester, New York.

IN WITNESS WHEREOF, the Company and the Option Holder have caused this Agreement to be executed on the date set forth opposite their respective signatures, it being further understood that the date of grant may differ from the date of signature.

Dated:	July 24, 2006	NaturalNano, Inc.

By: /s/ Michael D. Riedlinger
Michael D. Riedlinger, President

Dated:	July 24, 2006	Option Holder

/s/ Cathy A. Fleischer
Cathy A. Fleischer